AGENCY AGREEMENT

December 23, 2002

Aurizon Mines Ltd.

Suite 900 - 510 Burrard Street

Vancouver, British Columbia

V6C 3A8

Attention:            David P. Hall

                             President and Chief Executive Officer

Dear Sirs/Mesdames:

                     National Bank Financial Inc., Dundee Securities Corporation, Haywood Securities Inc. and Canaccord Capital Corporation (collectively, the " Agents") understand that Aurizon Mines Ltd. (the "Company") desires to issue and sell (i) a minimum of 3,703,703 and a maximum of 5,185,185 common shares (the "Flow Through Common Shares") of the Company, which are to be issued as "flow-through shares" as defined in subsection 66(15) of the Income Tax Act (Canada) (the "Flow Through Offering") and (ii) up to 740,740 common shares (the "Additional Shares") in the capital of the Company (the "Additional Offering"). The Flow Through Offering and the Additional Offering are hereinafter referred to together as the "Offerings".

                    The Company hereby appoints the Agents, and the Agents hereby agree to act, as the Company's exclusive agents in respect of the Offerings to use their commercially reasonable best efforts to offer for sale and obtain subscriptions for the Flow Through Common Shares and the Additional Shares, provided that the Agents will be under no obligation to purchase any of the Flow Through Common Shares or the Additional Shares.

                    In consideration of the Agents' services to be rendered in connection with the Offerings, including (i) assisting in preparing documentation relating to the sale of the Flow Through Common Shares and the Additional Shares, (ii) distributing the Flow Through Common Shares and the Additional Shares, both directly and indirectly, (iii) performing administrative work in connection with the Offerings, and (iv) all other services arising out of this agreement, the Company agrees to pay the Agency Fee (as hereinafter defined) and to issue the Compensation Warrants (as hereinafter defined) to the Agents at the Time of Closing.

                  The Company and the Agents acknowledge and agree that if a separate fee were to have been charged to the Company for the services described in item (ii) of the preceding paragraph, such separate fee would represent more than fifty percent (50%) of the Agency Fee, and the Company further acknowledges and agrees that the Agents, in connection with the Agency Fee, will rely on the foregoing in not charging Canadian Federal Goods and Services Tax on the Agency Fee and that the Company will forthwith pay to the Agents any such tax to the extent determined to be exigible.

                   The Company agrees that the Agents will be permitted to appoint other registered dealers (or other dealers duly qualified in their respective jurisdictions) as their agents to assist in the Offerings and that the Agents may determine the remuneration payable to such other dealers appointed by them, such remuneration to be payable by the Agents.

                   This offer is conditional upon and subject to the additional terms and conditions set forth below.

1.            Interpretation

1.1             Unless expressly provided otherwise, where used in this agreement or any schedule hereto, the following terms shall have the following meanings, respectively:

"Additional Offering" shall have the meaning ascribed thereto in the first paragraph of this agreement;

"Additional Share Purchasers" means, collectively, each of the purchasers of Additional Shares pursuant to the Additional Offering, including, if applicable, the Agents;

"Additional Shares" shall have the meaning ascribed thereto in the first paragraph of this agreement; "Agency Fee" means the fee payable to the Agents as specified in Schedule "A" to this agreement; "Agents" shall have the meaning ascribed thereto in the first paragraph of this agreement;

"Aggregate Commitment Amount" means the aggregate amount paid by all Flow Through Purchasers for the Flow Through Common Shares subscribed for under the Flow Through Offering;

"Applicable Securities Laws " means, collectively, the applicable securities laws of each of the Qualifying Provinces and the securities legislation of each other relevant jurisdiction and the respective regulations and rules made and forms prescribed thereunder together with all applicable published policy statements and blanket orders and rulings of the Securities Commissions and each other relevant securities regulatory authority;

"Business Day" means a day other than a Saturday, Sunday or statutory or banking holiday in the Province of British Columbia;

"CCRA" means the Canada Customs and Revenue Agency;

"CEE" means Canadian exploration expenses as defined in subsection 66.1(6) of the Tax Act, excluding any amounts of CEE which may not be renounced to a subscriber for "flow through shares" under paragraph 66(12.6) in accordance with the provisions of subsection 66(12.66) of the Tax Act;

"Closing Date" means the date on which the Offerings are to be completed, as specified in Schedule "A" to this agreement;

"Company" shall have the meaning ascribed thereto in the first paragraph of this agreement;

"Company's Information Record" means any statement contained in any press release, material change report, financial statement, annual information form, annual or interim report, proxy circular or other document of the Company which has been or is publicly disseminated by or with the consent of the Company, whether pursuant to any Applicable Securities Laws or otherwise;

"Compensation Warrants" means the compensation warrants of the Company to be issued to the Agents as described in Schedule "A" to this agreement;

"Compensation Warrant Certificate" means the warrant certificate to be executed by the Company evidencing the Compensation Warrants in form and substance satisfactory to the Company and the Agents;

"due inquiry", when used in relation to the Company, means after inquiries have been made of the appropriate officers, employees and directors of the Company who may reasonably be expected to have knowledge of facts which are material with respect to the fact in question;

"Encumbrance" means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement or other security interest;

"Exchange" means the Toronto Stock Exchange;

"Exchange Approval" means the conditional approval of the Exchange to the Offerings, as set forth in a letter dated December 17, 2002;

"Expenditure Period" means the period commencing on the Closing Date and ending on the earlier of:

            (i)        the date on which the Aggregate Commitment Amount has been fully expended in accordance with the terms hereof; and

            (ii)        December 31, 2003;

"Flow Through Common Shares" shall have the meaning ascribed thereto in the first paragraph of this agreement;

"Flow Through Offering" shall have the meaning ascribed thereto in the first paragraph of this agreement;

"Flow Through Purchasers" means, collectively, each of the purchasers of Flow Through Common Shares pursuant to the Flow Through Offering, including, if applicable, the Agents;

"Flow Through Subscription Agreements" means the Subscription Agreements entered into in respect of the Flow Through Offering;

"including" means including without limitation and shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it;

"Indemnified Party" shall have the meaning ascribed thereto in Section 9.1;

"Lead Agent" means National Bank Financial Inc.;

"material change" means a material change for the purposes of the Applicable Securities Laws or any of them or where undefined under the Applicable Securities Laws of a jurisdiction means a change in the business, operations or capital of the Company or its subsidiaries, that would reasonably be expected to have a significant effect on the market price or value of any of the Company's securities and includes a decision to implement such a change made by the Company's board of directors or by senior management of the Company who believe that confirmation of the decision by the board of directors is probable;

"material fact" means a material fact for the purposes of the Applicable Securities Laws or any of them or where undefined under the Applicable Securities Laws of a jurisdiction means a fact that significantly affects, or would reasonably be expected to have a significant effect on, the market price or value of the Company's securities;

"misrepresentation" means a misrepresentation as defined under the Applicable Securities Laws or any of them or, where undefined under the Applicable Securities Laws of a jurisdiction, means (i) an untrue statement of a material fact, or (ii) an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made;

"MI 45-102" means Multilateral Instrument 45-102 - Resale of Securities;

"Offerings" shall have the meaning ascribed thereto in the first paragraph of this agreement;

"Outstanding Convertible Securities" means all options (whether put or call options), including options granted or proposed to be granted to officers, directors, employees or consultants, share purchase or acquisition rights or warrants and other convertible securities outstanding as at the date of this agreement, whether issued pursuant to an established plan or otherwise;

"person" includes any individual, corporation, limited partnership, general partnership, joint stock company or association, joint venture association, company, trust, bank, trust company, land trust, investment trust society or other entity, organization, syndicate, whether incorporated or not, trustee, executor or other legal personal representative, and governments and agencies and political subdivisions thereof;

"Purchasers" means, collectively, the Flow Through Purchasers and the Additional Share Purchasers;

"Qualifying Expenditures" means expenses that are CEE, which may be renounced as CEE by the Company pursuant to subsection 66(12.6) of the Tax Act and which are eligible for deduction from income for income tax purposes;

"Qualifying Provinces" means each of the provinces of Canada described in Schedule "A" to this agreement;

"Securities Commissions " means, collectively, the securities commissions or similar regulatory authorities in each of the Qualifying Provinces and "Securities Commission" means a securities commission or other securities regulatory authority in any one Qualifying Province as the context may require;

"Selling Group" means, collectively, those registered dealers appointed by the Agents to assist in the Offerings as contemplated in the fifth paragraph of this agreement;

"Shares" means common shares in the capital of the Company;

"Special Flow Through Covenants" means the covenants of the Company set out in subsection 5.1 of this agreement;

"Subscription Agreements" means, collectively, the subscription agreements entered into between, inter alia, the Purchasers and the Company in respect of the Offerings;

"subsidiary" has the meaning given to such term under the Securities Act (British Columbia);

"Survival Limitation Date" means the second anniversary of the Closing Date, other than in respect of the Special Flow Through Covenants, in respect of which the Survival Limitation Date shall be the date which immediately follows the expiration of the period during which an assessment, reassessment or other form of recognized document assessing liability for tax, interest or penalties under the Tax Act and applicable provincial tax legislation in respect of the incurring and renunciation of Qualifying Expenditures pursuant to the Flow Through Subscription Agreements could be issued;

"Tax Act" means the Income Tax Act (Canada), as amended from time to time and all rules and regulations made pursuant thereto and any proposed amendments thereto;

"Time of Closing" means the time on the Closing Date at which the Offerings are to be completed, as specified in Schedule "A" to this agreement; and

"Underlying Compensation Securities" means the Shares issuable upon exercise of the Compensation Warrants, all as described in Schedule "A" to this agreement.

1.2             The division of this agreement into sections, subsections, paragraphs and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this agreement. Unless something in the subject matter or context is inconsistent therewith, references herein to sections, subsections, paragraphs and other subdivisions are to sections, subsections, paragraphs and other subdivisions of this agreement. In this agreement, words importing the singular number only shall include the plural and vice versa and words importing gender shall include all genders.

1.3             Any action or payment required or permitted to be taken or made hereunder on a day which is not a Business Day shall or may be, as the case may be, taken or made on the next succeeding Business Day with the same force and effect as if taken or made within the period for the taking or making of such action.

1.4             This agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein and time shall be of the essence hereof.

1.5             All amounts expressed herein in terms of money refer to lawful currency of Canada and all payments to be made hereunder shall be made in such currency.

1.6             The following are the schedules attached to this agreement, which schedules are deemed to be a part hereof and are hereby incorporated by reference herein:

        Schedule A     -    Details of the Offerings

       Schedule B      -    Details as to Outstanding Convertible Securities

       Schedule C      -    Details of Encumbrances

2.            Nature of Transaction

2.1         Each Purchaser who is resident in a Qualifying Province shall purchase under one or more "private placement" exemptions so that the purchases will be exempt from the prospectus requirements of the Applicable Securities Laws. Each other Purchaser shall purchase in accordance with such procedures as the Company and the Agents may mutually agree, acting reasonably, in order to fully comply with the Applicable Securities Laws. The Company hereby agrees to use its commercially reasonable best efforts to secure compliance with all securities regulatory requirements on a timely basis in connectio n with the distribution of the Flow Through Common Shares and the Additional Shares to the Purchasers, including by filing within the periods stipulated under Applicable Securities Laws and at the Company's expense all private placement forms required to be filed by the Company and the Purchasers, respectively, in connection with the Offerings and paying all filing fees required to be paid in connection therewith so that the distribution of the Flow Through Common Shares and the Additional Shares may lawfully occur without the necessity of filing a prospectus or any similar document under the Applicable Securities Laws (including so as to ensure that the requirements for a four month “hold period” under MI 45-102 are complied with by the Company). The Agents agree to assist the Company in all reasonable respects to secure compliance with all regulatory requirements in connection with the Offerings. The Agents will notify the Company with respect to the identity of each Purchaser as soon as practicable and with a view to leaving sufficient time to allow the Company to secure compliance with all relevant regulatory requirements under Applicable Securities Laws relating to the sale of the Flow Through Common Shares and the Additional Shares.

3.          Representations, Warranties and Covenants of the Agents

3.1         The Agents hereby represent, warrant and covenant with the Company that they will (and will use their commercially reasonable best efforts to cause the members of the Selling Group to): (i) conduct and have conducted activities in connection with arranging for the sale of the Flow Through Common Shares and the Additional Shares in compliance with the Applicable Securities Laws; (ii) not solicit and have not solicited offers to purchase or sell the Flow Through Common Shares or Additional Shares so as to require registration of, or filing of a prospectus, offering memorandum or similar disclosure document with respect to, the Flow Through Common Shares or Additional Shares, under the laws of any jurisdiction, and not, without the consent of the Company or as otherwise contemplated in this agreement, solicit offers to purchase or sell the Flow Through Common Shares or Additional Shares in any jurisdiction outside of the Qualifying Provinces where the solicitation or sale of the Flow Through Common Shares or Additional Shares would result in any ongoing disclosure requirements in such jurisdiction, any registration requirements in such jurisdiction except for the filing of a notice or report of the solicitation or sale, or where the Company may be subject to liability in connection with the sale of the Flow Through Common Shares or Additional Shares which is materially more onerous than its liability under, taken together, the Applicable Securities Laws in the Qualifying Provinces and the applicable securities legislation to which it is subject as at the date of this agreement; (iii) obtain from each Purchaser an executed Subscription Agreement in a form reasonably acceptable to the Company and to the Agents relating to the transactions herein contemplated, together with all documentation (including questionnaires and undertakings required by the Exchange) as may be necessary in connection with subscriptions for Flow Through Common Shares or Additional Shares, as applicable, to ensure compliance with Applicable Securities Laws and Exchange Approval; and (iv) refrain and have refrained from providing to prospective purchasers an offering memorandum within the meaning of Applicable Securities Laws and from advertising the Offerings in (A) printed media of general and regular paid circulation, (B) radio, (C) television, or (D) telecommunication (including electronic display) and not make use of any green sheet or other internal marketing document without the consent of the Company, such consent to be promptly considered and not to be unreasonably withheld.

4.          Representations, Warranties and Covenants of the Company

4.1        The Company hereby represents, warrants and covenants to and with the Agents, for its own benefit and in trust for the benefit of the Purchasers, that:

4.1.1    General Matters

        (a)    as at the date hereof: (i) the authorized capital of the Company consists of 100,000,000 Shares and 100,000,000 preferred shares of which 8,050,000 are designated as Series "A" Convertible Preferred Shares and 1,135,050 are designated as Series "B" Convertible Preferred Shares; and (ii) the issued and outstanding capital of the Company consists solely of 57,047,012 Shares, all of which have been issued as fully paid and non-assessable;

    (b)    the Company (i) has been duly incorporated and organized and is validly existing and in good standing under the laws of the Province of British Columbia; (ii) has all requisite corporate power, authority and capacity to carry on its business as now conducted and to own, lease and operate its properties and assets; and (iii) will have all required corporate power and authority to create, issue, allot and sell, as the case may be, the Flow Through Common Shares, Additional Shares, Compensation Warrants and Underlying Compensation Securities at the time of their issuance, to enter into this agreement and the Subscription Agreements and to execute the Compensation Warrant Certificate and to carry out the provisions of this agreement (including the Special Flow Through Covenants), the Subscription Agreements and the Compensation Warrant Certificate;

    (c)    the Company has no subsidiary, whether through direct or indirect holdings of securities, which is material to the Company;

    (d)   except as disclosed in the Company's Information Record, the Company does not own and does not have any agreements of any nature to acquire, directly or indirectly, any securities, or other equity or proprietary interest in, any person and the Company does not have any agreements to acquire or lease any other business operations;

    (e)   the Company has not engaged in any "off balance sheet" or similar financing;

    (f)   the Company is in all material respects conducting its business in compliance with all applicable laws, rules and regulations of each jurisdiction in which its business is carried on and is duly licensed, registered or qualified in all jurisdictions in which it owns, leases or operates its property or carries on business to enable its business to be carried on as now conducted and its property and assets to be owned, leased and operated and all such licences, registrations and qualifications are and will at the Time of Closing be valid, subsisting and in good standing, except in respect of matters which do not and will not result in any material adverse change to the business, business prospects or condition (actual or proposed, whether financial or otherwise) of the Company, taken as a whole, and except for the failure to be so qualified or the absence of any such licence, registration or qualification which does not and will not have a material adverse effect on the assets or properties, business, results of operations, prospects or condition (financial or otherwise) of the Company, taken as a whole;

    (g)    attached as Schedule "B" is a complete list of all Outstanding Convertible Securities of the Company and, except as contemplated herein or under the terms of the securities listed in Schedule "B", no person now has any agreement or option or right or privilege (whether by law, pre-emptive or contractual) issued or capable of becoming an agreement for (i) the purchase, subscription or issuance of any unissued shares, securities or warrants of the

Company; or (ii) the repurchase by or on behalf of the Company of any issued and outstanding securities of the Company;

    (h)    to the best of the Company's knowledge, information and belief, after due inquiry, other than the constating documents of the Company (to the extent that they would constitute an agreement), no agreement exists among the shareholders of the Company in respect of the Company and no agreement will exist at the Time of Closing;

    (i)    the Company has not committed an act of bankruptcy or sought protection from its creditors from any court or pursuant to any legislation, proposed a compromise or arrangement to its creditors generally, taken any proceeding with respect to a compromise or arrangement, taken any proceeding to have itself declared bankrupt or wound up, as the case may be, taken any proceeding to have a receiver appointed of any part of its assets, had any encumbrancer or receiver take possession of any of its property, had an execution or distress become enforceable or levied upon any portion of its property or had any petition for a receiving order in bankruptcy filed against it, and at the Time of Closing, the Company will not be an insolvent person (as that term is defined in the Bankruptcy and Insolvency Act (Canada));

    (j)    except as set out in Schedule "C" hereto, the Company is the owner of all of its property and assets used by it in connection with its business, unless leased or licensed, with good and marketable title thereto, free and clear of any Encumbrances and of any rights or privileges capable of becoming Encumbrances;

    (k)    except as otherwise disclosed in the Company's Information Record, the Company is not subject to any materially adverse liabilities or obligations, direct or indirect, accrued, absolute, contingent or otherwise and, to the best of the Company's knowledge, information and belief, after due inquiry, without limiting the generality of any representation or warranty given in this agreement, there are no facts or circumstances which might reasonably serve as the basis for, or give rise to, any material adverse liabilities or obligations on the part of the Company;

    (l)    the Company has not guaranteed or otherwise given security for or agreed to guarantee or give security for any liability, debt or obligation of any person;

  (m)    since December 31, 2001, except as disclosed in the Company's Information Record, the Company has carried on business in the ordinary course and there has not been:

        (i)     any material change in the assets, liabilities or obligations (absolute, accrued, contingent or otherwise), business, business prospects, condition (financial or otherwise) or results of operations of the Company, other than: (A) the growth and expansion of the business of the Company and (B) those changes occurring in the ordinary course of business, none of which is (either singly or taken together) materially adverse;

       (ii)       except as contemplated in this agreement, any material change in the capital stock or long-term debt of the Company, taken as a whole;

       (iii)     any material adverse change in the business, business prospects, condition (financial or otherwise) or results of the operations of the Company, taken as a whole;

      (iv)    any declaration, setting aside or payment of any dividend or other distribution with respect to any shares in the capital of the Company or any direct or indirect redemption, purchase or other acquisition of any shares; or

     (v)     any change in accounting or tax practices followed by the Company;

(n)    there is no action, proceeding or investigation (whether or not purportedly by or on behalf of the Company) pending or, to the best of the Company's knowledge, information and belief, after due inquiry, threatened against or affecting the Company (including any predecessor companies) at law or in equity (whether in any court, arbitration or similar tribunal) or before or by any federal, provincial, state, municipal or other governmental department, commission, board or agency, domestic or foreign which in any way materially adversely affects the Company, taken as a whole, or the condition (financial or otherwise) of the Company, taken as a whole, or which questions the validity of the Flow Through Common Shares, the Additional Shares or the Compensation Warrants or the issuance of the Underlying Compensation Securities (or the issuance of the Flow Through Common Shares, the Additional Shares and the Underlying Compensation Securities as fully paid and non-assessable Shares) or any action taken or to be taken by the Company pursuant to or in connection with this agreement (including the Special Flow Through Covenants);

(o)   the Company is not in default or in breach in any material respect of, and the execution and delivery of this agreement, the Subscription Agreements and the Compensation Warrant Certificate by the Company, the performance and compliance with the terms of such agreements (including the Special Flow Through Covenants) and certificates and the issue and sale of the Flow Through Common Shares, Additional Shares and the Compensation Warrants by the Company will not result in any material breach of, or be in conflict with or constitute a default under, or create a state of facts which, after notice or lapse of time, or both, would constitute a default under any term or provision of the constating documents, by-laws or resolutions of the Company or any material mortgage, note, indenture, contract, agreement, instrument, lease or other document to which the Company is a party or by which it is bound or any judgment, decree, order, statute, rule or regulation applicable to it;

(p)   the Company is, and will at the Time of Closing be, a "reporting issuer" (or its equivalent), not in default, in each of the Provinces of British Columbia, Québec and Ontario and will use its commercially reasonable best efforts to maintain such status for a period from the date hereof up to and including December 31, 2004. In particular, without limiting the foregoing, the Company has at all times complied with its obligations to make timely disclosure of all material changes relating to it and no such disclosure has been made on a confidential basis and there is no material change relating to the Company which has occurred and with respect to which the requisite material change statement has not been filed, except to the extent that the Offerings constitute a material change;

(q)  the Company is, and will at the Time of Closing be, a "qualifying issuer" within the meaning of MI 45-102;

(r)  no portion of the Company's Information Record to the date hereof contained a misrepresentation as at its date of public dissemination (provided that the foregoing representation is not intended to extend to information and statements in reliance upon and in conformity with information furnished to the Company by or on behalf of the Agents specifically for use therein);

(s)  the auditors who audited the consolidated financial statements of the Company most recently delivered to the securityholders of the Company (or delivered to securityholders prior to the Closing Date) and delivered their report with respect thereto are independent public accountants as required by Applicable Securities Laws;

(t)  there has never been any reportable disagreement during the five year period preceding the date of this agreement (within the meaning of National Policy Statement No. 31 of the Canadian Securities Administrators) with the present or any former auditor of the Company;

(u)  the currently issued and outstanding Shares are listed and posted for trading on the Exchange and no order ceasing or suspending trading in any securities of the Company or prohibiting the issue and sale of the Flow Through Common Shares, Additional Shares, Compensation Warrants or Underlying Compensation Securities or the trading of any of the Company's issued securities has been issued and no proceedings for such purpose are pending or, to the best of the Company's knowledge, information and belief, after due inquiry, threatened;

(v)  Computershare Trust Company of Canada has been duly appointed as the registrar and transfer agent for the Shares at its principal transfer office in the City of Vancouver;

(w)  the Company has filed all federal, provincial, local and foreign tax returns that are required to be filed or have requested extensions thereof (except in any case in which the failure so to file would not have a material adverse effect on the assets and properties, business, results of operations, prospects or condition (financial or otherwise) of the Company, taken as a whole) and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that has been disclosed to the Agents and is currently being contested in good faith. The Company has withheld from each payment made to any of its past or present employees, officers or directors, the amount of all taxes and other deductions required to be withheld therefrom and has paid the same to the proper tax or other receiving officers within the time required under the applicable legislation;

(x)  the Company has established on its books and records reserves that are adequate for the payment of all taxes not yet due and payable and there are no liens for taxes on the assets of the Company or its subsidiaries, except for taxes not yet due and there are no audits known by the Company or, to the best of the Company's knowledge, information and belief, after due inquiry, to be pending, of the tax returns of the Company (whether federal, provincial, local or foreign) and to the best of the Company's knowledge, information and belief, after due inquiry, there are no claims which have been or may be asserted relating to any such tax returns, which audits and claims, if determined adversely, would result in the assertion by any governmental agency of any deficiency that would have a material adverse effect on the assets or properties, business, results of operations, prospects or condition (financial or otherwise) of the Company, taken as a whole;

(y)  none of CCRA or any provincial, state or foreign taxation authority has asserted or, to the best of the Company's knowledge, information and belief, after due inquiry, threatened to assert any assessment, claim or liability for taxes due or to become due in connection with any review or examination of the tax returns of the Company filed for any year which would have a material adverse effect on the assets or properties, business, results of operations, prospects or condition (financial or otherwise) of the Company, taken as a whole;

(z)  the Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences;

(aa)    neither the Company nor, to the best of the Company's knowledge, information and belief, after due inquiry, any other party is in default in the observance or performance of any material term or material obligation to be performed by any of them under any material contract to which the Company is a party or otherwise bound and no event has occurred which with notice or lapse of time or both would constitute such a default, in any such case which default or event would have a material adverse effect on the assets or properties, business, results of operations, prospects or condition (financial or otherwise) of the Company, taken as a whole;

(bb)    the Company owns or possesses adequate enforceable rights to use all trademarks, copyrights or trade secrets used or proposed to be used in the conduct of its business (the "Proprietary Rights") and, to the best of the Company's knowledge, information and belief, after due inquiry, the Company is not infringing upon the rights of others with respect to the Proprietary Rights and no others have infringed the Proprietary Rights;

(cc)    the net proceeds of the Offerings will be used in the manner specified in Schedule "A" hereto and for no other purpose;

(dd)    this agreement, the Subscription Agreements, the Compensation Warrant Certificate and all other contracts and documentation required in connection with the issue and sale of the Flow Through Common Shares, Additional Shares, the Compensation Warrants and the distribution of the Underlying Compensation Securities shall be, prior to the Closing Date, duly authorized, executed and delivered by the Company, and each shall be a valid and binding obligation of the Company enforceable in accordance with its terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, moratorium or similar laws affecting creditor's rights generally, (ii) general equitable principles, or (iii) limitations under applicable law in respect of rights of indemnity, contribution and waiver of contribution;

(ee)    the attributes of the Flow Through Common Shares, Additional Shares, Compensation Warrants and Underlying Compensation Securities will conform in all material respects with the description thereof in this agreement and the Subscription Agreements;

(ff)    the forms of the certificates representing the Shares and Compensation Warrants have been duly approved by the directors of the Company and comply with the provisions of the Company Act (British Columbia) and, to the extent applicable, the rules and policies of the Exchange;

(gg)    there is no person acting or purporting to act at the request of the Company, other than the Agents, who is entitled to any brokerage, agency or similar fee in connection with the transactions contemplated herein;

(hh)    the Company has its property and assets insured against loss or damage by insurable hazards or risks. Such insurance coverage is of a type and in an amount typical to the business in which the Company operates as conducted by a reasonably prudent person, based on the advice of reputable insurance brokers consulted by the Company. The Company has not made any material claim on any policy of insurance or been refused any insurance coverage sought or applied for. The Company does not have any reason to believe that it will not be able to renew its existing insurance coverage as an when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not be reasonably expected to have a material adverse effect on the assets or properties, business, results of operations, prospects or condition (financial or otherwise) of the Company, taken as a whole;

(ii)     except as disclosed in the Company's Information Record and to the best of the Company's knowledge, information and belief, after due inquiry, none of the directors or officers of the Company, any holder of more than ten per cent (10%) of any class of shares of the Company, or any associate or affiliate of any of the foregoing persons or companies (as such terms are defined in the Securities Act (British Columbia)), has any material interest, direct or indirect, in any material transaction or any proposed material transaction which, as the case may be, materially affected, is material to or will materially affect the Company;

(jj)    the Company will promptly notify the Agents in writing if, prior to the Time of Closing, there shall occur any material change or change in a material fact (in either case, whether actual, anticipated, contemplated or threatened and other than a change or fact relating solely to the Agents) or any event or development involving a prospective material change or a change in a material fact in any or all of the business, affairs, operations, assets (including information or data relating to the estimated value or book value of assets), liabilities (contingent or otherwise), capital, ownership, control, management or prospects of the Company;

(kk)  the Company will promptly notify the Agents in writing with full particulars of any such actual, anticipated, contemplated, threatened or prospective change referred to in the first preceding paragraph; and

(ll)    the Company will in good faith discuss with the Agents as promptly as possible any circumstance or event which is of such a nature that there is or ought to be consideration given as to whether there may be a material change or change in a material fact as described in the proceeding two paragraphs.

4.1.2    Mining and Environmental Matters

(a)    To the best of the Company's knowledge, information and belief, after due inquiry, the Company has been and is in material compliance with all, and has not received any notice of, or been prosecuted for an offence alleging, non-compliance with any, applicable federal, provincial, municipal, state and local laws, statutes, ordinances, by-laws and regulations and orders, directives and decisions rendered by any ministry, department or administrative or regulatory agency, domestic or foreign (collectively, the "Environmental and Health Laws"), relating to the protection of the environment, occupational health and safety or the processing, use, treatment, storage, disposal, discharge, transport or handling of any pollutants, contaminants, chemicals or industrial, toxic or hazardous wastes or substance (collectively, the " Hazardous Substances"), except where such non-compliance or prosecution would not have a material adverse effect on the assets or properties, business, results of operations, prospects or condition (financial or otherwise) of the Company, taken as a whole;

(b)    to the best of the Company's knowledge, information and belief, after due inquiry, the Company has obtained all material licences, permits, approvals, consents, certificates, registrations and other authorizations under the Environmental and Health Laws (the "Required Permits") required for the operation of its business and each Required Permit is valid, subsisting and in good standing and the holders of the Required Permits are not in material default or breach thereof and no proceeding is pending or to the knowledge of the Company threatened to revoke or limit any Required Permit except where such breach or default would not have a material adverse effect on the assets or properties, business, results of operations, prospects or condition (financial or otherwise) of the Company, taken as a whole;

(c)    to the best of the Company's knowledge, information and belief, after due inquiry, the Company has not used, except in compliance with all Environmental and Health Laws or except to the extent that the consequences would not be materially adverse to the Company, taken as a whole, any property or facility which it owns or leases or previously owned or leased, to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any Hazardous Substance;

(d)    the Company has not received any notice of, or been prosecuted for an offence alleging, non-compliance with any Environmental and Health Laws, and the Company has not settled any allegation of non-compliance short of prosecution except where such non-compliance would not have a material adverse effect on the assets or properties, business, results of operations, prospects or condition (financial or otherwise) of the Company, taken as a whole. There are no orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures to be made with respect to any of the assets of the Company nor has the Company received notice of any of the same;

(e)    except as ordinarily or customarily required by applicable permits, the Company has not received any notice that it is potentially responsible for a federal, provincial, state, municipal or local clean-up site or corrective action under any Environmental and Health Laws except where such action would not have a material adverse effect on the assets or properties, business, results of operations, prospects or condition (financial or otherwise) of the Company, taken as a whole. The Company has not received any request for information in connection with any federal, state, municipal or local inquiries as to disposal sites except where such inquiries would not have a material adverse effect on the assets or properties, business, results of operations, prospects or condition (financial or otherwise) of the Company, taken as a whole;

(f)    the Company, taken as a whole, own, controls or has legal rights to, through mining tenements of various types and descriptions, all of the rights, titles and interests materially necessary or appropriate to authorize and enable it to carry on the material mineral exploration and/or mining activities as currently being undertaken and has obtained or, upon performance of all conditions precedent will be able to obtain such rights, titles and interests as may be required to implement its plans on properties which are material to the Company, taken as a whole, and is not in material default of such rights, titles and interests;

(g)    to the best of the Company's knowledge, information and belief, after due inquiry, all assessments or other work required to be performed in relation to the material mining claims and the mining rights of the Company in order to maintain the Company's interest therein, if any, have been performed to date and the Company has complied in all material respects with all applicable governmental laws, regulations and policies in this connection as well as with regard to legal, contractual obligations to third parties in this connection except in respect of mining claims and mining rights that the Company intends to abandon or relinquish and except for any non-compliance which would not either individually or in the aggregate have a material adverse effect on the Company, on a consolidated basis. All such mining claims and mining rights are in good standing in all material respects as of the date of this agreement;

(h)    to the best of the Company's knowledge, information and belief, after due inquiry, there are no expropriations or similar proceedings or any material challenges to title or ownership, actual or threatened, of which the Company has received notice against the mining claims and the mining rights or any part thereof;

(i)    to the best of the Company's knowledge, information and belief, after due inquiry, all mining operations on the properties of the Company have been conducted in all respects in accordance with good mining and engineering practices and all applicable workers' compensation and health and safety and workplace laws, regulations and policies have been duly complied with except where the failure to so conduct operations would not have a material adverse effect on the Company, on a consolidated basis;

(j)    to the best of the Company's knowledge, information and belief, after due inquiry, there are no environmental audits, evaluations, assessments, studies or tests relating to the Company except for ongoing assessments conducted by or on behalf of the Company in the ordinary course; and

(k)    to the best of the Company's knowledge, information and belief, after due inquiry, each of the representations and warranties in this Section 4.1.2 is also true in respect of each of the Company's joint venture, co-owner or similar partners in respect of any properties in which the Company has a direct or indirect ownership, royalty or other interest.5.

4.1.3    Due Diligence Matters

(a)    Prior to the Closing Date, the Company shall allow the Agents to conduct all due diligence which they may reasonably require to conduct in respect of the Offerings and if one or more visits to the offices of the Company is required, such visit(s) shall be made within normal business hours; and

(b)    the minute books and corporate records of the Company made or to be made available to Goodman and Carr LLP or its local agent counsel in connection with the Agents' due diligence investigations of the Company for the period from its date of incorporation to the date of examination thereof, are the original minute books and records of the Company or true copies thereof and contain copies of all proceedings (or certified copies thereof) of the shareholders, the boards of directors and all committees of the boards of directors of such companies and there have been no other proceedings of the shareholders, boards of directors or any committee of the boards of directors of such companies to the date of review of such corporate records and minute books not reflected in such minute books and corporate and other records other than those which have been disclosed to the Agents in writing and those which or not material in the context of the Company, taken as a whole.

4.1.4    Employment Matters

(a)    The Company is in all material respects in compliance with all applicable laws and regulations respecting employment and employment practices;

(b)    each material plan for retirement, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or otherwise contributed to or required to be contributed to, by the Company for the benefit of any current or former director, officer, employee or consultant (the "Employee Plans") has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Employee Plan. The Company does not and has not had any pension plan (as that term is defined in the Pension Benefits Standards Act (British Columbia));

(c)    all material accruals for unpaid vacation pay, premiums for unemployment insurance, health premiums, federal or provincial pension plan premiums, accrued wages, salaries and commissions and Employee Plan payments have been reflected in the books and records of the Company;

(d)    there has not been and there is not to the knowledge of the Company, after due inquiry, currently any labour trouble which is adversely effecting or could adversely effect, in a material manner, the carrying on of the business of the Company; and

(e)    except as disclosed in the Company's Information Record and to the best of the Company's knowledge, information and belief, after due inquiry, the Company does not owe any monies to, nor has the Company any present loans to, or borrowed any monies from or is otherwise indebted to, any officer, director, employee, shareholder or any person not dealing at "arm's length" (as such term is defined in the Tax Act) with any of them except for usual employee reimbursements and compensation paid in the ordinary and normal course of its business. To the best of the Company’s knowledge information and belief, after due inquiry, except usual employee or consulting arrangements made in the ordinary and normal course of business, the Company is not a party to any contract, agreement or understanding with any officer, director, employee, shareholder or any other person not dealing at arm's length with it. To the best of the Company's knowledge, information and belief, after due inquiry, no officer, director or employee of the Company and no entity which is an affiliate or associate of one or more of the foregoing, owns, directly or indirectly, any interest in (except for shares representing less than 5% of the outstanding shares of any class or series of any publicly traded company), or is an officer, director, employee or consultant of, any person which is, or is engaged in, a business competitive with the Company which could materially adversely impact on the ability to duly and properly perform its services. To the knowledge of the Company, after due inquiry, no officer, director, employee or security holder of the Company has any cause of action or other claim whatsoever against, or owes any amount to, the Company in connection with its business except for claims in the ordinary and normal course of the business such as for accrued vacation pay or other amounts or matters which would not be material to the Company.

4.1.5    Regulatory Matters

(a)    All necessary documents and proceedings have been or will be filed and taken and all other legal requirements have been or will be fulfilled under each of the Applicable Securities Laws in connection with the issuance and sale of the Flow Through Common Shares and Additional Shares to the Purchasers and the Compensation Warrants and the Underlying Compensation Securities to the Agents; and;

(b)    the Company has made such filings and applications, and has received such advance income tax ruling, to and from CCRA so as to ensure that the use of proceeds from the Flow Through Offering as contemplated in this agreement would properly fall within the definition of CEE for the purposes of the Tax Act.

6.0    Covenants of the Company

       The Company hereby covenants to and with the Agents on their own behalf and on behalf of the Purchasers as follows:

6.1    Special Flow Through Covenants

(a)    In accordance with the terms and conditions hereof, the Company will, during the Expenditure Period, carry out and complete exploration activities on resource properties in Canada beneficially owned by the Company, or on any resource properties in which the Company has an interest or the right to acquire an interest, so as to incur Qualifying Expenditures in an amount equal to the Aggregate Commitment Amount;

(b)    the Qualifying Expenditures to be renounced by the Company to the Flow Through Purchasers:

        (i) will constitute CEE;

    (iii)    will not include any amount that has previously been renounced to the Flow Through Purchasers or to any other person;

    (ii)    will not include expenses that are "Canadian exploration and development overhead expenses" (as defined in the regulations to the Tax Act for purposes of paragraph 66(12.6)(b) of the Tax Act) of the Company or amounts which constitute specified expenses for seismicdata described in paragraph 66(12.6)(b.1) of the Tax Act;

    (iv)    would be deductible by the Company in computing its income for the purposes of Part I of the Tax Act but for the renunciation to the Flow Through Purchasers; and

    (v)    will not be subject to any reduction under subsection 66(12.73) of the Tax Act.

(c)    the Flow Through Common Shares will qualify as "flow-through shares" as defined in subsection 66(15) of the Tax Act and will not constitute "prescribed shares" for the purpose of regulation 6202.1 of the regulations to the Tax Act;

(d)    the Company will keep proper books, records and accounts in respect of all Qualifying Expenditures and all transactions and events affecting the Aggregate Commitment Amount, the Qualifying Expenditures and the amounts renounced to the Flow Through Purchasers, and upon reasonable notice, will, on a timely basis, make such books, records, accounts and any other relevant documents available for inspection and audit by or on behalf of the Flow Through Purchasers;

(e)    the Company will renounce (in accordance with the Tax Act and the Flow Through Subscription Agreements) to the Flow Through Purchasers, on or before March 31, 2003 effective on or before December 31, 2002, Qualifying Expenditures incurred (or to be incurred) during the Expenditure Period equal to the Aggregate Commitment Amount;

(f)    the Company will file with the CCRA, and with the appropriate provincial tax authorities, where applicable, the forms prescribed by subsection 66(12.68) of the Tax Act, and prescribed by the similar provincial legislation, where applicable, together with copies of the Flow Through Subscription Agreements within the time period prescribed by such acts, and shall provide the Flow Through Purchasers with copies of such forms;

(g)   the Company will file with the CCRA, the form prescribed by subsection 66(12.7) of the Tax Act, and prescribed by the similar provincial legislation, where applicable, on or before     the last day of the first month following each month in which any renunciation is made pursuant to the terms of the Flow Through Subscription Agreements;

(h)    the Company will deliver to the Flow Through Purchasers at their respective addresses set forth in the Flow Through Subscription Agreements, not later than March 31, 2003, a statement setting forth the aggregate amounts of Qualifying Expenditure renounced to the applicable Flow Through Purchaser effective for the prior year;

(i)     the Company will maintain its status as a principal business corporation until the later of: (i) the end of the Expenditure Period; and (ii) such time as the Qualifying Expenditures required to be renounced to all Flow Through Purchasers in respect of the Offerings are validly renounced pursuant the Tax Act;

(j)    neither the Company nor any corporation "associated" (as defined in the Tax Act) with the Company is party to any other agreement for the issuance of flow-through shares for which the required expenditures have not been incurred;

(k)   the Company has not and will not enter into transactions or take deductions which would otherwise reduce its cumulative CEE to an extent which would preclude a renunciation of Qualifying Expenditure hereunder in an amount equal to the Aggregate Commitment Amount in accordance with the Flow Through Subscription Agreements;

(l)     the Company will file all forms required under the Tax Act necessary to effectively renounce Qualifying Expenditures equal to the Aggregate Commitment Amount to the Flow Through Purchasers effective on or before December 31, 2002 and, if requested, to promptly provide each Flow Through Purchaser with a copy of all such forms;

(m)    the Company will not be subject to the provisions of subsection 66(12.67) of the Tax Act in a manner which impairs its ability to renounce Qualifying Expenditures to the Flow Through Purchasers in an amount equal to the Aggregate Commitment Amount and the Company will provide timely notice to each Flow Through Purchaser if it has reason to believe that it may become subject to the provisions of subsection 66(12.67) with respect to the Flow Through Purchasers; and

(n)    if the Company does not incur and renounce to the Flow Through Purchasers, effective on or before December 31, 2002, Qualifying Expenditures equal to the Aggregate Commitment Amount, the Company will indemnify and hold harmless the Flow Through Purchasers (for the purposes of this paragraph each an "Indemnified Person") as to, and pay in settlement thereof to the Indemnified Person on or before the twentieth Business Day following the end of the Expenditure Period, an amount equal to the amount of any tax payable under the Tax Act (and under any corresponding provincial legislation) by any Indemnified Person as a consequence of such failure. In the event that the CCRA reduces the amount renounced by the Company to the Flow Through Purchasers pursuant to subsection 66(12.73) of the Tax Act, the Company shall indemnify and hold harmless each Indemnified Person as to, and pay in settlement thereof to the Indemnified Person, an amount equal to the amount of any tax payable under the Tax Act (and under any corresponding provincial legislation) by the Indemnified Person as a consequence of such reduction. Claims for such indemnification shall be carried out, and procedural matters in respect of any such claims shall be based on, the provisions of section 9 of this agreement, mutatis mutandis (as if the Indemnified Person was an Indemnified Party for the purposes of such section).

6.2        General Covenants

(a)        The Company will cause the Flow Through Common Shares, the Additional Shares and (upon the due exercise of Compensation Warrants) the Underlying Compensation Securities to be duly and validly created and issued as fully-paid and non-assessable Shares;

(b)        the Company will enter into Subscription Agreements with the Purchasers and, unless the Company reasonably believes that it would be unlawful to do so, accept each duly executed Subscription Agreement submitted to the Company;

(c)        the Company will use its commercially reasonable best efforts to obtain the necessary regulatory consents from the Exchange for the sale of the Flow Through Common Shares and Additional Shares, in each case on such conditions as are acceptable to the Agents and the Company, acting reasonably;

(d)       the Company will use its commercially reasonable best efforts to arrange for the listing and posting for trading of the Flow Through Common Shares, Additional Shares and Underlying Compensation Securities on the Exchange as soon as possible following their issue;

(e)       the Company will comply with the applicable provisions of MI 45-102 and, in the case of the Province of Québec, the terms and conditions of the blanket ruling (the "Blanket Ruling") issued by the Quebec Securities Commission bearing decision number 2001-C-0507 granting relief similar to MI 45-102, such that the Purchasers resident in such jurisdictions where MI 45-102 is in force or in the Province of Québec will be entitled to avail themselves of the four month "hold period" in respect of the Flow Through Common

Shares and Additional Shares purchased under the Offerings in accordance with MI 45-102 or the Blanket Ruling, as applicable; and

(f)        the Company agrees not to issue or sell any Shares or financial instruments convertible or exchangeable into Shares, other than for purposes of director or employee stock options or to satisfy existing instruments already issued as of December 11, 2002, until 90 days following the Closing Date, without the prior consent of the Agents, such consent not to be unreasonably withheld.

5.3        Right of First Refusal

             Provided that the transaction contemplated herein shall have been completed on the Closing Date, the Company hereby grants to the Lead Agent the right of first refusal to be appointed and to act as lead agent with respect to any and all financings undertaken by the Company within the 12 month period beginning on the date hereof and ending at 5:00 p.m. (Vancouver time) on the first anniversary of the date hereof effected by way of the issuance of equity securities or public debt (a "Financing") publicly announced or otherwise determined by the Company to be proceeded with, which right shall be on the following terms and conditions:

            (i)    if at any time the Company intends to publicly announce or otherwise determines to proceed with a Financing (or enter into a transaction as a result of which the Company anticipates that it will publicly announce or otherwise determine to proceed with a Financing), it shall prior to such announcement or determination to proceed, give written notice to the Lead Agent (the "Notice") of such intention, which Notice shall contain the material terms of such Financing, including:

(A)	the size (or range) of such proposed Financing;
(B)	the price (or range) at which the Company proposes that such Financing be conducted (or the basis upon which the Financing will be priced, if the price or range of such Financing is not then known);
(C)	the commission or other consideration (or range thereof) to be paid in connection with such Financing;
(D)	whether the Financing is to be best efforts, underwritten or on a "bought deal" basis; and
(E)	the terms and conditions of the securities proposed to be offered pursuant to the Financing;

        (ii)     within five Business Days of receipt of the Notice, the Lead Agent shall elect in writing to:

(A)	commit to undertake the Financing on the terms and conditions set out in the Notice, provided that any one or more of such terms or conditions may be amended by mutual agreement between the Lead Agent and the Company, failing which the Lead Agent shall be deemed to have elected to waive its rights, as contemplated in the following paragraph; or

(B)	waive any rights which the Lead Agent has hereunder in respect of the Financing only, whereupon the Company shall be relieved of all of its obligations hereunder in respect of such Financing only, provided that the Financing is publicly announced or an engagement letter with respect to such Financing is executed by the Company within 20 days after the date of the Notice; and

      (iii)    for greater certainty, the obligations of the Company to the Lead Agent in respect of the Financing shall be revived, notwithstanding a waiver or deemed waiver by the Lead Agent, in the event that the Company proposes to amend the terms of the Financing or the terms of compensation to the agent(s) or underwriter(s) for the Financing, in either case in a manner which could reasonably be expected to cause the Lead Agent to reconsider its waiver or deemed waiver.

7.0        Conditions to Purchase Obligation

7.1         The following are conditions of the Agents' and the Purchasers' obligations to close the purchase of the Flow Through Common Shares and Additional Shares from the Company as contemplated hereby, which conditions the Company covenants to exercise its commercially reasonable best efforts to have fulfilled at or prior to the Closing Date, which conditions may be waived in writing in whole or in part by the Agents on their own behalf and on behalf of the Purchasers:

        (a)    the Company's board of directors shall have authorized and approved this agreement, the forms of Subscription Agreements, Compensation Warrant Certificate and any other agreements or documents pursuant to which the Flow Through Common Shares, Additional Shares, Compensation Warrants and Underlying Compensation Securities are to be issued, the issuance of the Flow Through Common Shares, Additional Shares, Compensation Warrants, and Underlying Compensation Securities and all matters relating to the foregoing;

       (b)    the Company shall have made and/or obtained the necessary filings, approvals, consents and acceptances of the appropriate regulatory authorities in the Qualifying Provinces and the Exchange in connection with the Offerings, on terms which are acceptable to the Company and the Agents, acting reasonably, on or prior to the Closing Date, it being understood that the Agents shall do all that is reasonably required to assist the Company to fulfil this condition;

      (c)    the Flow Through Common Shares, Additional Shares and Underlying Compensation Securities shall have been conditionally accepted for listing and will, as soon as possible following their issue, be posted for trading on the Exchange (subject only to the usual conditions of the Exchange);

     (d)    the Company shall deliver a certificate of the Company under its corporate seal and signed on behalf of the Company, without personal liability, by the President and Chief Executive Officer of the Company and one of the other senior officers of the Company as may be acceptable to the Agents, acting reasonably, addressed to the Agents, their counsel and to the Purchasers and dated the Closing Date, in form and content satisfactory to the Agent's counsel, acting reasonably, certifying that:

            (i)    no order ceasing or suspending trading in any securities of the Company or prohibiting the issuance and sale of the Flow Through Common Shares, Additional Shares, Compensation Warrants, Underlying Compensation Securities or any of the Company's issued securities has been issued and no proceedings for such purpose are pending or, to the best of the knowledge, information and belief of such officers, after due inquiry, threatened;

           (ii)  the representations and warranties of the Company contained in this agreement are true and correct at the Time of Closing, with the same force and effect as if made by the Company as at the Time of Closing, after giving effect to the transactions contemplated hereby; and

          (iii)  the Company has complied with all the covenants and satisfied all the terms and conditions of this agreement on its part to be complied with or satisfied at or prior to the Time of Closing which have not otherwise been waived pursuant to the terms of this agreement;

    (e)    the Company shall have accepted the Subscription Agreements with the Purchasers and, unless the Company reasonably believes it would be unlawful or contrary to Exchange Approval to do so, have accepted each duly executed Subscription Agreement accompanied by the required subscription funds submitted to the Company;

    (f)    the Company will have caused a favourable legal opinion to be delivered by its counsel addressed to the Agents, their counsel and the Purchasers with respect to such matters as the Agents may reasonably request relating to this transaction, acceptable in all reasonable respects to the Agents' counsel, including to the effect that:

        (i)    the Company has been incorporated and is validly subsisting under the laws of its jurisdiction of incorporation and has all requisite corporate power, authority and capacity to carry on its business as now conducted and to own, lease and operate its properties and assets;

       (ii)    the Company has the corporate capacity and power to execute and deliver this agreement, the Subscription Agreements and any additional agreements or certificates relating to the issuance of the Flow Through Common Shares, Additional Shares, Compensation Warrants and Underlying Compensation Securities and to perform its obligations hereunder and thereunder;

      (iii)    this agreement, the Subscription Agreements and the other agreements, certificates or instruments pursuant to which the Flow Through Common Shares, Additional Shares, Compensation Warrants and Underlying Compensation Securities are to be issued and sold have been duly authorized, executed and delivered by the Company and are legally binding upon the Company and enforceable in accordance with their respective terms (subject to the usual qualifications);

    (iv)     the Compensation Warrants have been validly created and issued;

    (v)     the Underlying Compensation Securities have been duly allotted and reserved for issuance and when issued in accordance with the terms of the Compensation Warrant Certificate and upon receipt by the Company of the proper consideration therefor, will be validly issued as fully paid and non-assessable Shares;

   (vii)    the Exchange has accepted notice of the issuance of the Flow Through Common Shares, the Additional Shares and the Underlying Compensation Securities and has conditionally approved the listing and posting for trading of same subject to the usual post-closing filings;

   (viii)   the execution and delivery of this agreement, the Subscription Agreements and the other agreements, certificates or instruments pursuant to which the Flow Through Common Shares, Additional Shares, Compensation Warrants and Underlying Compensation Securities are to be issued, the fulfilment of the terms hereof and thereof, the issue, sale and delivery at the Closing Date of the Flow Through

Common Shares, Additional Shares and Compensation Warrants do not and will not result in a breach of and do not create a state of facts which after notice or lapse of time or both will result in a breach of, and do not and will not conflict with, any of the terms, conditions or provisions of: (i) the constating documents of the Company; or (ii) any trust indenture, agreement or instrument to which the Company is a party or by which the Company is contractually bound on the Closing Date and, in either case of which counsel is aware and in respect of which such counsel has acted;

    (ix)  the offering, sale and delivery by the Company to the Purchasers of the Flow Through Common Shares or Additional Shares, as applicable, and the Compensation Warrants to the Agents are exempt from the prospectus and registration requirements of the Applicable Securities Laws and no documents are required to be filed, proceedings taken or approvals, permits, consents, orders or authorizations obtained under the Applicable Securities Laws to permit such offering, sale and delivery, other than the filing of any private placement reports, fees or undertakings required to be filed under such laws;

   (x)   as to the first trade rights and restrictions relating to the Flow Through Common Shares, Additional Shares, Compensation Warrants and Underlying Compensation Securities; and

   (xi)  as to such other legal matters which counsel for the Company and the Agents, acting reasonably, may agree upon.

    In giving such opinions, counsel to the Company shall be entitled to rely, to the extent appropriate in the circumstances, upon local counsel and shall be entitled as to matters of fact not within their knowledge to rely upon a certificate of fact from responsible persons in a position to have knowledge of such facts and their accuracy. The Company agrees, and the aforesaid legal opinion shall expressly provide, that the Agents may deliver copies of the opinion to each of the addressees thereof; and

(g    the Agents shall have received such other certificates, statutory declarations, opinions, agreements and materials, in form and substance satisfactory to the Agents and their counsel, as the Agents or their counsel may reasonably request.

8.    Closing

8.1     The Offerings will be completed at the offices of the Company's legal counsel, DuMoulin Black, 10th Floor - 595 Howe Street, Vancouver, British Columbia V6C 2T5 at the Time of Closing or

such other place, date or time as may be mutually agreed to, provided that if the Company has not been able to comply with any of the covenants or conditions set out herein required to be complied with by the Time of Closing or such other date and time as may be mutually agreed to, the respective obligations of the parties will terminate without further liability or obligation except for payment of expenses in accordance with Section 11, indemnity in accordance with Section 9 and contribution in accordance with Section 10.

8.2         At the Time of Closing, the Company shall deliver to the Agents:

(a)	certificates duly registered as the Agents may direct representing the Flow Through
Common Shares and Additional Shares, as applicable;

(b)	the Compensation Warrant Certificate duly registered as the Agents may direct;

(c)	the requisite legal opinions and certificates as contemplated above; and
(d)	such further documentation as may be contemplated herein or as counsel to the Agents or the applicable regulatory authorities may reasonably require,

against payment of the purchase price for the Flow Through Common Shares and Additional Shares by certified cheque, wire transfer or bank draft and delivery of the Subscription Agreements and other documentation required to be provided by or on behalf of the Purchasers or the Agents pursuant to this agreement. The Company will, at the Time of Closing, and upon such payment of the purchase price, pay the Agency Fee to the Agents and reimburse the Agents for all of their reasonable estimated expenses as contemplated herein incurred up to the Closing Date upon the delivery by it to the Company of one or more invoices therefor, subject to any adjustment when such actual expenses are finally determined in accordance with Section 11 hereof.

8.3      With respect to any certificates representing the Flow Through Common Shares or Additional Shares in respect of which delivery is to be made to Purchasers in any city other than the city in which the place of closing of the Offerings is to occur and in which the Agents and the registrar and transfer agent for the Shares of the Company each have an office, the Company shall take all reasonable steps to have enabled the Agents to effect delivery to each such Purchaser on the Closing Date provided that reasonable notice is given by the Agents to the Company.

8.4      All terms and conditions of this agreement shall be construed as conditions and any breach or failure to comply with any such terms and conditions shall entitle the Agents to terminate their obligations (and that of the Purchasers to purchase the Flow Through Common Shares or Additional Shares) by written notice to that effect given to the Company prior to the Time of Closing. It is understood that the Agents may waive in whole or in part, or extend the time for compliance with, any of such terms and conditions on behalf of themselves and the Purchasers without prejudice to their rights in respect of any such terms and conditions or any other subsequent breach or non-compliance, provided that to be binding on the Agents and the Purchasers, any such waiver or extension must be in writing.

9.      Termination of Purchase Obligation

9.1     Without limiting any of the foregoing provisions of this agreement, and in addition to any other remedies which may be available to them, the Agents (on their own behalf and on behalf of the Purchasers) shall be entitled, at their option, to terminate and cancel, without any liability, their obligations under this agreement and those of the Purchasers, by giving written notice to the Company at any time through to the Time of Closing, if:

(a      the Agents are not satisfied in any reasonable respect with the results of their due diligence investigations carried out prior to the Time of Closing;

(b     any order or ruling is issued, any inquiry, investigation or other proceeding (whether formal or informal) in relation to any of the Company or its respective directors and officers is made, threatened or announced by any officer or official of any stock exchange, Securities Commission or other regulatory authority (other than an order based solely upon the activities or alleged activities of the Agents) or any law or regulation is promulgated or changed which operates to prevent or restrict trading in or distribution of the Flo w Through Common Shares, Additional Shares, Compensation Warrants or Underlying Compensation Securities;

(c    there should develop, occur or come into effect any incident of national or international consequence, any law, regulation or inquiry or any other event, action or occurrence of any nature whatsoever which, in the reasonable opinion of the Agents, materially and adversely affects or may materially and adversely affect the financial markets in Canada generally or the business, affairs or capital of the Company, taken as a whole;

(d    there should occur any material change or change in a material fact which, in the reasonable opinion of the Agents, impacts materially and adversely on the marketability of the Flow Through Common Shares or Additional Shares;

(e    the Company is in breach of any material term, condition or covenant of this agreement (which has not been waived, in writing, by the Agents) or any material representation or warranty given by the Company in this agreement becomes or is false (and such representation or warranty is not waived, in writing, by the Agents); or

(f    if the Agents otherwise determine it would be unprofitable or impractical to offer or continue to offer the Flow Through Common Shares or Additional Shares,

the occurrence or non-occurrence of any of the foregoing events or circumstances to be determined in the sole discretion of the Agents, acting reasonably.

9.2         The Agents shall make reasonable efforts to give notice to the Company (in writing or by other means) of the occurrence of any of the events referred to in Section 8.1, provided that neither the giving nor the failure to give such notice shall in any way affect the Agents' entitlement to exercise this right at any time through to the Time of Closing.

9.3         The Agents' rights of termination contained in this section are in addition to any other rights or remedies they may have in respect of any default, act or failure to act or non-compliance by the Company in respect of any of the matters contemplated by this agreement.

9.4         If the obligations of the Agents and the Purchasers are terminated under this agreement pursuant to the termination rights provided for in Section 8.1, the Company's liabilities to the Agents and the Purchasers shall be limited to the Company's obligations under the indemnity, contribution and expense provisions of Sections 9, 10, and 11, respectively, of this agreement.

10.         Indemnity

10.1         The Company hereby covenants and agrees to indemnify the Agents, and their respective directors, officers, shareholders, employees and agents (each being hereinafter referred to as an "Indemnified Party"), against all losses (other than a loss of profits), claims, actions, damages, liabilities, costs or expenses, joint or several, including reimbursement to the Agents upon demand of the aggregate amount paid in settlement of any actions, suits, proceedings or claims and the reasonable fees and expenses of their counsel that may be incurred in advising with respect to and/or defending any claim to which any Indemnified Party may become subject or otherwise involved in any capacity under any statute or common law or otherwise, caused or incurred by reason of:

           (a        the Agents having acted as agents of the Company in respect of the Offerings (other than by reason of the negligence, wilful misconduct or bad faith of the Agents);

          (b        any statement (other than a statement relating solely to, and provided by, the Agents) contained in the Company's Information Record which, at the time and in the light of the circumstances under which it was made, contains or is alleged to contain a misrepresentation;

         (c        the omission or alleged omission to state in any certificate of the Company delivered hereunder or pursuant hereto or in the Company's Information Record any material fact (other than a material fact omitted in reliance upon information furnished to the Company by or on behalf of the Agents) required to be stated therein or necessary to make any statement therein not misleading in light of the circumstances under which it was made;

       (d        any order made or inquiry, investigation or proceeding commenced or threatened by any Securities Commission or other competent authority based upon any misrepresentation or alleged misrepresentation in the Company's Information Record (other than a statement included in reliance upon information furnished to the Company by or on behalf of the Agents) which prevents or restricts the trading in the Flow Through Common Shares, Additional Shares, Underlying Compensation Securities or the distribution to the public, as the case may be, of the Flow Through Common Shares or Additional Shares in any of the Qualifying Provinces or the distribution to the Agents of the Underlying Compensation Securities;

     (e        the Company not complying with any requirement of any Applicable Securities Laws or regulatory requirements (including any private placement filing or other requirements under any of the Applicable Securities Laws or in respect of the Special Flow Through Covenants) in connection with the Offerings; or

    (f        any material breach of any representation or warranty of the Company contained herein or the failure of the Company to comply with any of its obligations hereunder.

10.2         If any action or claim shall be asserted against an Indemnified Party in respect of which indemnity may be sought from the Company pursuant to the provisions of Section 9.1 or if any potential claim contemplated hereby shall come to the knowledge of an Indemnified Party, the Indemnified Party shall promptly notify the Company in writing.If, through the fault of the Indemnified Party, the Company does not receive notice of any such action, claim or potential claim in time to contest effectively the determination of any liability susceptible of being contested, the Company shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any losses incurred by the Company which result from the Indemnified Party's failure to give such notice on a timely basis. The Company shall be entitled but not obligated to participate in or assume the defence thereof, provided, however, that the defence shall be through legal counsel acceptable to the Indemnified Party, acting reasonably. In addition, the Indemnified Party shall also have the right to employ separate counsel in any such action and participate in the defence thereof, and the fees and expenses of such counsel shall be borne by the Indemnified Party unless:

    (a         the employment thereof has been specifically authorized in writing by the Company;

    (b        the Indemnified Party has been advised by counsel, acting reasonably, in a written opinion setting out the reasons therefor, that representation of the Company and the Indemnified Party by the same counsel would be inappropriate due to actual or potential differing interests between them; or

    (c        the Company has failed within a reasonable time after receipt of such written notice to assume the defense of such action or claim;

provided that the Company shall not be required to assume the fees and expenses of more than one additional counsel to the Indemnified Party. Neither party shall effect any settlement of any such action or claim or make any admission of liability or fact without the written consent of the other party, such consent to be promptly considered and not to be unreasonably withheld. The indemnity hereby provided for shall remain in full force and effect and shall not be limited to or affected by any other indemnity in respect of any matters specified herein obtained by the Indemnified Party from any other person.

10.3         To the extent that any Indemnified Party is not a party to this agreement, the Agents shall obtain and hold the right and benefit of the indemnity provisions hereof in trust for and on behalf of such Indemnified Party, entitled to enforce such provisions for its benefit and on behalf of such Indemnified Party.

11.          Contribution

11.1         In the event that the indemnity provided for above is, for any reason, illegal or unenforceable as being contrary to public policy or for any other reason, the Agents and the Company shall contribute to the aggregate of all losses, claims, costs, damages, expenses or liabilities (including any legal or other expenses reasonably incurred by the Indemnified Party) of the nature provided for above such that the Agents shall be responsible for that portion represented by the percentage that the portion of the Agency Fee paid by the Company to the Agents bears to the gross proceeds realized from the sale of the Flow Through Common Shares and Additional Shares, whether the Agents have been sued together or separately, and the Company shall be responsible for the balance, provided that, in no event, shall the Agents be responsible for any amount in excess of the amount of the Agency Fee actually received by the Agents. In the event that the Company may be held to be entitled to contribution from the Agents under the provisions of any statute or law, the Company shall be limited to contribution in an amount not exceeding the lesser of: (i) the portion of the full amount of losses, claims, costs, damages, expenses and liabilities, giving rise to such contribution for which the Agents are responsible, as determined above, and (ii) the amount of the Agency Fee actually received by the Agents. Notwithstanding the foregoing, a party guilty of fraudulent misrepresentation shall not be entitled to contribution from the other party. Any party entitled to contribution will, promptly after receiving notice of commencement of any claim, action, suit or proceeding against such party in respect of which a claim for contribution may be made against the other party under this section, notify such party from whom contribution may be sought. In no case shall such party from whom contribution may be sought be liable under this agreement unless such notice has been provided, but the omission to so notify such party shall not relieve the party from whom contribution may be sought from any other obligation it may have otherwise than under this section, except to the extent that such failure to notify jeopardizes the legal position of the party from whom contribution may be sought. The right to contribution provided in this section shall be in addition to, and not in derogation of, any other right to contribution which the Agents or the Company may have by statute or otherwise by law.

11.2         The Company waives its right to recover contribution from the Agents or any other Indemnified Party with respect to any liability of the Company solely by reason of or arising out of any misrepresentation contained in the Company's Information Record, other than a misrepresentation included in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Agents specifically for use therein.

12.         Expenses

12.1      Whether or not the Offerings are completed, all expenses incurred from time to time in connection with the Offerings (including the Agents' reasonable out-of-pocket expenses which include those expenses incurred in connection with due diligence and marketing meetings) and the fees of the Agents' legal counsel or incidental to the sale, issue or distribution of the Flow Through Common Shares, Additional Shares, the Compensation Warrants and all matters in connection with the transactions herein, including the costs and filing fees with respect to the private placement of the Flow Through Common Shares and Additional Shares, the cost of printing the Compensation Warrants Certificate and the certificates representing the Flow Through Common Shares and Additional Shares, the costs associated with the listing and posting for trading on the Exchange of the Flow Through Common Shares, Additional Shares and the Underlying Compensation Securities, the cost of the registration and delivery of the Flow Through Common Shares, Additional Shares and the Compensation Warrant Certificates and the fees and expenses of each of the Company's auditors, counsel and local counsel shall be borne by the Company. The Company shall also be responsible for any exigible Goods and Services Tax on the foregoing amounts. The Company covenants and agrees to fully reimburse the Agents from time to time for all such expenses immediately upon the receipt of one or more invoices.

13.      Survival of Warranties, Representations, Covenants and Agreements

13.1     All warranties, representations, covenants and agreements of the Company herein contained or contained in documents submitted or required to be submitted pursuant to this agreement shall survive the purchase by the Purchasers of the Flow Through Common Shares and Additional Shares and shall continue in full force and effect (with respect to representations and warranties, as to their truth and accuracy as at the Time of Closing) for the benefit of the Purchasers for a period ending on the Survival Limitation Date.

14.    Action by the Agents

14.1     All steps, including the granting of any waivers, which must or may be taken by the Agents in connection with the agreement resulting from the Company's acceptance of this offer, with the exception of the matters relating to termination contemplated by section 8, may be taken by the Lead Agent on behalf of itself and the remaining Agents and the execution of this agreement by the remaining Agents and by the Company shall constitute the Company's authority and obligation for accepting notification of any such steps from, and for delivering the certificates representing the Flow Through Common Shares, the Additional Shares and the Compensation Warrants to or to the order of, the Lead Agent. The Lead Agent shall fully consult with the remaining Agents with respect to all notices, waivers, extensions or other communications to or with the Company.

15.        General Contract Provisions

15.1     Any notice or other communication to be given hereunder shall be in writing and shall be given by delivery or by telecopier, as follows:

if to the Company:

        Aurizon Mines Ltd.

        Suite 900 - 510 Burrard Street

        Vancouver, British Columbia V6C 3A8

        Attention:                     David P. Hall

        Telecopier Number:     (604) 687-3932

with a copy to:

       DuMoulin Black

      10th Floor - 595 Howe Street

      Vancouver, British Columbia V6C 2T5

     Attention:                      Sargent H. Berner

     Telecopier Number:      (604) 687-8772

or if to the Agents:

      National Bank Financial Inc.

      The Exchange Tower

     130 King Street West, Suite 3200

     Toronto, Ontario M5X 1J9

    Attention:                    John W. Lydall

    Telecopier Number:    (416) 869-8013

    Dundee Securities Corporation

    3424-1055 Dunsmuir Street

    P.O. Box 49207

    Vancouver, British Columbia V7X 1K8

   Attention:                  Richard M. Cohen

   Telecopier Number:  (604) 647-0358

    Haywood Securities Inc.

    BCE Place, Suite 800

    181 Bay Street, P.O. Box 808

    Toronto, Ontario M5J 2T3

    Attention:                    John Willett

    Telecopier Number:     (416) 504-2350

    Canaccord Capital Corporation

    Suite 2200-609 Granville Street

    Vancouver, British Columbia V7Y 1H2

    Attention:                     Ali Pejman

    Telecopier Number:     (604) 643-7733

with a copy to:

    Goodman and Carr LLP

    200 King Street West, Suite 2300

    Toronto, Ontario M5H 3W5

    Attention:                    Gary M. Litwack

    Telecopier Number:     (416) 595-0567

and if so given, shall be deemed to have been given and received upon receipt by the addressee or a responsible officer of the addressee if delivered, or four hours after being telecopied and receipt confirmed during normal business hours, as the case may be. Any party may, at any time, give notice in writing to the others in the manner provided for above of any change of address or telecopier number.

15.2         This agreement and the other documents herein referred to constitute the entire agreement between the Agents and the Company relating to the subject matter hereof and supersedes all prior agreements between the Agents and the Company with respect to their respective rights and obligations in respect of the Offerings, including the engagement letter between the Agents and the Company dated December 11, 2002, as amended.

15.3         Time shall be of the essence of this agreement and of every part hereof and no extension or variation of this agreement shall operate as a waiver of this provision.

15.4         The parties hereto covenant and agree to sign such other documents, do and perform and cause to be done and performed such further and other acts and things as may be necessary or desirable in order to give full effect to this agreement and every provision of it.

15.5        Other than as otherwise provided herein, no party to this agreement may assign this agreement, any part hereof or its rights hereunder without the prior written consent of the other party. Subject to the foregoing, this agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

15.6         In the event that any provision or part of this agreement shall be deemed void or invalid by a court of competent jurisdiction, the remaining provisions or parts shall be and remain in full force and effect. If, in any judicial proceeding, any provision of this agreement is found to be so broad as to be unenforceable, it is hereby agreed that such provision shall be interpreted to be only so broad as to be enforceable.

15.7         This agreement may be executed by telecopier and in one or more counterparts which, together, shall constitute an original copy hereof as of the date first noted above.

              If this agreement accurately reflects the terms of the transaction which we are to enter into and if such terms are agreed to by the Company, please communicate your acceptance by executing where indicated below and returning by telecopier one copy and returning by courier one originally executed copy to the Lead Agent (Attention: John W. Lydall).

Yours very truly,

NATIONAL BANK FINANCIAL INC.

Per:___

      Authorized Signing Officer

DUNDEE SECURITIES CORPORATION

Per: ___

      Authorized Signing Officer

HAYWOOD SECURITIES INC.

Per: ___

      Authorized Signing Officer

CANACCORD CAPITAL CORPORATION

Per:___

      Authorized Signing Officer

                 The foregoing accurately reflects the terms of the transaction which we are to enter into and such terms are agreed to and with effect as of the date first above written.

AURIZON MINES LTD.

Per:___

      Name:     David P. Hall

      Title:        President and Chief Executive Officer

SCHEDULE "A"

DETAILS OF THE OFFERINGS

This is Schedule "A " to the Agency Agreement between Aurizon Mines Ltd. and National Bank Financial Inc., Dundee Securities Corporation, Haywood Securities Inc. and Canaccord Capital Corporation made as of December 23, 2002.

Flow Through Offering:

A minimum of 3,703,703 and a maximum of 5,185,185 Flow Through Common Shares to be issued by way of private placement exemptions from the prospectus requirements, subject to the receipt of any applicable regulatory, director, shareholder and stock exchange approvals.

Additional Offering:

Up to 740,740 Additional Shares to be issued by way of private placement exemptions from the prospectus requirements, subject to the receipt of any applicable regulatory, director, shareholder and stock exchange approvals.

Price:	$1.35 per Flow Through Common Share or Additional Share.
Agency Fee:

6% of the gross proceeds of the Offerings payable in cash at and conditional upon Closing, plus such number of compensation warrants (the "Compensation Warrants") of the Company as is equal to 6% of the aggregate number of Flow Through Common Shares and Additional Shares sold under the Offerings. Each Compensation Warrant will entitle the Agents to acquire one Share at a price of $1.35 per Share and shall be exercisable at any time until 5:00 p.m. (Vancouver time) on the second anniversary of the Closing Date.

Qualifying Provinces:

The Qualifying Provinces for the Offerings will be such  provinces of Canada as may be specified by the Agents and agreed to by the Company (which consent shall not be unreasonably withheld or delayed) as the provinces where Flow Through Common Shares or Additional Shares are to be sold.  The Additional Shares may also be offered in such other jurisdictions outside Canada as may be specified by the Agents and agreed to by the Company (which consent shall not be unreasonably withheld or delayed).

Use of Proceeds:

The net proceeds received by the Company from the sale of the Flow Through Common Shares will be used for exploration of the Company’s Casa Berardi property in Quebec, Canada, such that the proceeds of the Flow Through Offering will be used by the Company to incur (and the Company will renounce in favour of the Flow Through Purchasers) expenses that will qualify as one or more kinds of Qualifying Expenditures for income tax flow through purposes.  The net proceeds by the Company from the sale of the Additional Shares shall be used for general working capital purposes.

- A2 -

Closing Date:

Payment for, and delivery of, the Flow Through Common Shares and the Additional Shares is to occur on December 20, 2002, or such earlier or later date (not later than December 31, 2002) as may be agreed upon by the Company and the Agents.

Time of Closing:	The Time of Closing will be 8:00 a.m. (Vancouver time) on the Closing Date, or such other time on the Closing Date as the Company and the Agents agree upon.

SCHEDULE "B"

DETAILS AS TO OUTSTANDING CONVERTIBLE SECURITIES

This is Schedule "B " to the Agency Agreement between Aurizon Mines Ltd. and National Bank Financial Inc., Dundee Securities Corporation, Haywood Securities Inc. and Canaccord Capital Corporation made as of December 23, 2002.

General

No. of
Shares/Amount	Item	Price	Expiry/Maturity Date

$7,000,000	Convertible Debentures	$0.60[1]	May 31, 2003

Variable	Rights under Company	Variable	Variable
Shareholder Rights Plan

Notes:

1    The Convertible Debentures are convertible into Shares in whole or in part on or prior to maturity at a price of $0.60 per Share (11,666,667 Shares in the aggregate).

Outstanding Options under Option Plan (as amended)

No. of
Options	Price	Expiry Date

445,000	$0.60	February 22, 2004
100,000	$0.72	May 11, 2004
60,000	$0.72	June 1, 2004
540,000	$0.72	November 10, 2004
995,000	$0.80	July 9, 2003
150,000	$1.00	May 11, 2004
662,000	$1.00	March 23, 2005
70,000	$1.05	April 30, 2004
55,000	$1.05	June 1, 2004
40,000	$1.05	June 15, 2004
90,000	$1.05	May 12, 2005
140,000	$1.20	November 7, 2004

Total: 3,347,000

SCHEDULE "C"

DETAILS OF ENCUMBRANCES

This is Schedule "C " to the Agency Agreement between Aurizon Mines Ltd. and National Bank Financial Inc., Dundee Securities Corporation, Haywood Securities Inc. and Canaccord Capital Corporation made as of December 23, 2002.

(a)        The Company's 50% interest in the Sleeping Giant Mine is subject to two Deeds of Hypothec in favour of the holders of the Company's $7,000,000 non-interest bearing convertible debentures which mature on May 31, 2003.

(b)        The Company has pledged a U.S.$300,000 term deposit with CIBC as security for a foreign exchange contract facility. As at December 20, 2002, the Company had foreign exchange contracts to deliver equal to U.S.$500,000 at an exchange rate of Cdn$1.555 in 2002 and U.S.$2,000,000 at an average exchange rate of Cdn$1.606 in 2003.